TBS International Limited Announces Acquisition of a Vessel

HAMILTON, Bermuda – (BUSINESS WIRE) – October 11, 2005 – TBS International Limited (NASDAQ: TBSI) announced today that as part of its planned fleet expansion it has reached an agreement for the purchase of the M.V. Sea Cattleya.

The M.V. Sea Cattleya is a 38,885 dwt bulk carrier that was built in 1984. On October 11, 2005, TBS agreed to acquire the M.V. Sea Cattleya for $10.0 million. The company expects to fund the acquisition using proceeds from its initial public offering, which was completed in June 2005. The company expects delivery of the M.V. Sea Cattleya in early November of this year.

About TBS International Limited

TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel, bulk and vessel chartering services. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa and the Caribbean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.

About Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by certain factors, among others, set forth below and in TBS's filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Among the factors that could cause actual results to differ materially from those indicated by forward-looking statements is the ability of the seller of the vessel to satisfy customary conditions to our obligation to take delivery of the vessel. Other factors that could affect TBS's operations and results are discussed in TBS's filings with the Securities and Exchange Commission. TBS undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT: TBS International Limited

Ferdinand V. Lepere, 914-961-1000
Executive Vice President and Chief Financial Officer
InvestorRequest@tbsship.com